Exhibit 10.146

This Mortgage Loan Purchase and Sale Agreement, dated as of October 1, 2001 is executed between E*TRADE Bank, a federally chartered savings batik with offices at 671 North Glebe Road, Arlington, Virginia 22203 as Purchaser (the "Purchaser"), and E-LOAN, Inc. as seller and servicer (the "Seller").

WHEREAS, the Purchaser desires to purchase from the Seller and the Seller desires to sell to the Purchaser, from tune to time, certain Mortgage Loans as specified in the related Mortgage Loan Schedule attached hereto as Exhibit A, pursuant to the terms of a related letter agreement by and between the Seller and the Purchaser and attached hereto (the "Purchase Price and Terms letter");

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

WHEREAS, the Purchaser arid the Seller wish to prescribe the representations and warranties of the Seller with respect to itself and the Mortgage Lows; NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

  DEFINITIONS

    Defined Terms.

  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

  Agreement: This Mortgage Loan Purchase and Sale Agreement including all exhibits hereto, amendments hereof and supplements hereto.

  Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

  Assignment: Art assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

  Business Day: Any day other than: (i) a Saturday or Sunday. or (ii) a legal holiday in the Commonwealth of Virginia or (iii) a day on which banks in the Commonwealth of Virginia are authorized or obligated by law or executive order to be closed.

  Closing Date: The date or dates, set forth in the Purchase Price and Terms letter, on which, from time to time, the Purchaser shall purchase and the Seller shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule.

  Code: The Internal Revenue Code of 1986, as amended.

  Combined LTV: With respect to any Mortgage Loan that creates a second priority lien, the combined LTV of the first and second Mortgage Loans.

  Convertible Mortgage Loan : Any individual adjustable rate Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

  Credit Score: The credit score for each Mortgage Loan shall be the minimum of two credit bureau scores obtained at origination or such other tune by the Seller. If two credit bureau scores are obtained, the Credit Score will be the lower score. If three credit bureau scores are obtained, the Credit Score will be the middle of the three. When there is more than one applicant, the lowest of the applicants Credit Scores will be used. There is only one (1) score for any loan regardless of the number of borrowers and/or applicants. The minimum Credit Score for all Mortgage Loans will be in accordance with the Underwriting Guidelines (as defined below).

  Cut off Date: The first day of the month in which the related Closing Date occurs, or such other date as shall be specified in the Purchase Price and Terms Letter.

  Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

  FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

  FHLMC: The Federal Rome Loan Mortgage Corporation, or any successor thereto.

  FHLMC Guides: The FHLMC Seller/Servicers' Guide and all amendments or additions thereto

  Fidelity Bond: A fidelity bond to be maintained by the Seller.

  FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989,

  FNMA: The Federal National Mortgage Association, or any successor thereto.

  FNMA Guides: The FNMA Seller/Servicers' Guide and all amendments or additions thereto.

  GAAP: Generally accepted accounting procedures, consistently applied.

  Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount Set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Interest Rate.

  HUD: The United States Department of Housing aid Urban Development or any successor.

  Index: A rate per annum set forth on the applicable Mortgage Loan Schedule.

  Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

  Interest Rate Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date, specified in the related Mortgage Note and the related Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

  Lender Paid Mortgage Insurance Policy Program: Any Mortgage Loan underwritten with an LTV greater than 80.01% and less than 95% in which the owner of such Mortgage Loan is responsible for the premiums associated with the mortgage insurance policy.

  Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property at origination with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property at origination or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans. The Loan-to-Value Ratio as of any date other than the date of origination shall be the then outstanding principal balance of the Mortgage Loan divided by (i) the Appraised Value of the Mortgaged property at origination with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property at origination or the purchase price of the Mortgaged Property, with respect to all other Mortgage Loans.

  Maximum Mortgage Interest Rate: The maximum annual rate at which interest accrues on any adjustable rate Mortgage Loan in accordance with the provisions of the related Mortgage Note.

  Minimum Mortgage Interest Rate: The minimum annual rate at which interest accrues on any adjustable rate Mortgage Loan in accordance with the provisions of the related Mortgage Note.

  Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

  Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first or second lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first or second lien upon a leasehold estate of the Mortgagor.

  Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit B hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

  Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, which shall be adjusted from time to tine with respect to adjustable rate Mortgage Loans.

  Mortgage Interest Rate Cap: With respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

  Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Insurance Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

  Mortgage Loan Documents: The documents listed in Exhibit B.

  Mortgage Loan Schedule: The schedule of Mortgage Loans annexed hereto as Exhibit A for the related pool of Mortgage Loans. such schedule setting forth the following information, and/or such other information as the parties may mutually agree upon in writing, with respect to each Mortgage Loan in the related Mortgage Loan pool:

  (1) the Seller's Mortgage Loan identifying number;

  (2) the Mortgagor's name;

  (3) the street address of the Mortgaged Property including the state and zip code;

  (4) a code indicating whether the Mortgaged Property is owner occupied (i.e., primary residence, second residence, investor property);

  (5) the type of residential property constituting the Mortgaged Property;

  (6) the original months to maturity or the remaining months to maturity from the applicable Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

  (7) the Loan-to-Value Ratio at origination and at the applicable Cut-off Date;

  (8) the Mortgage Interest Rate at origination;

  (9) the Mortgage Interest Rate as of the applicable Cut-off Date;

  (10) the stated maturity date;

  (11) the amount of the Monthly Payment as of the applicable Cut-off Date;

  (12) the original principal amount of the Mortgage Loan.;

  (13) the principal balance of the Mortgage Loan as of the close of business on the applicable Cut-off Date, after deduction of payments of principal due on or before such Cut-off Date, whether or not collected;

  (14) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take out refinance);

  (15) a code indicating the documentation style (i.e,, full, alternative or reduced);

  (16) the number of times during the twelve (12) month period preceding the applicable Closing Date that any Monthly Payment has been received thirty, (30) or more days after its Due Date;

  (17) the date on which the first payment is due;

  (18) with respect to adjustable rate Mortgage Loans, the initial Interest Rate Adjustment Date;

  (19) with respect to adjustable rate Mortgage Loans, the next interest Rate Adjustment Date;

  (20) with respect to adjustable rate Mortgage Loans, the Gross Margin;

  (21) with respect to adjustable rate Mortgage Loans, the Maximum Mortgage Interest Rate under the terns of the Mortgage Note;

  (22) with respect to adjustable rate Mortgage Loans, the Minimum Mortgage Interest Rate under the terms of the Mortgage Note;

  (23) with respect to adjustable rate Mortgage Loans, a code indicating the type of Index;

  (24) a code indicating whether the Mortgage Loan is a Convertible Mortgage Loan;

  (25) a code indicating whether or not the Mortgage Loan is the subject of Primary Mortgage Insurance or Lender Paid Mortgage Insurance Policy;

  (26) a code indicating the issuer of any related Primary Mortgage Insurance Policy;

  (27) a code indicating the Credit Score of the Mortgagor;

  (28) the Primary Mortgage Insurance certificate number, if applicable;

  (29) the primary Mortgage Insurance and Lender Paid Mortgage Insurance coverage percentage, if applicable;

  (30) a code indicating whether or not the Mortgage Loan is the subject of a Prepayment Penalty as well as the terms of the prepayment penalty;

  (31) A code indicating whether the Mortgage Loan is a first or second lien on the Mortgaged Property;

  (32) The purchase price of the specific Mortgage Loan; and

  (33) The periodic rate cap with respect to such Mortgage Loan.

  With respect to the aggregate Mortgage Loans in the pool, the related Mortgage Loan Schedule shall set forth the following information, as of the applicable Cut-off late:

  (1) the number of Mortgage Loans;

  (2) the current aggregate outstanding principal balance of the Mortgage Loans;

  (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and

  (4) the weighted average maturity of the Mortgage Loans.

  Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a M Mortgage,

  Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the State in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, a leasehold estate of the Mortgagor, the term of which is equal to or longer than the term of the Mortgage.

  Mortgagor: The obligor on a Mortgage Note.

  OCC: Office of the Comptroller of the Currency, its successors and assigns.

  Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  Prepayment Penalty: With respect to each Mortgage Loan, the penalty if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage Note or Mortgage.

  Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(ee).

  Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

  Purchase Price: The price paid on the applicable Closing Date by the Purchaser to the Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 2.02 of this Agreement.

  Purchase Price and Terms Letter: As defined in the Recitals of this Agreement.

  Purchase Price Premium: the excess of the Purchase Price over par, as applicable.

  Purchaser: E*Trade Bank, its successors in interest and assigns.

  Qualified Appraiser: An appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements set forth in the FNMA or FHLMC Guides and in Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

  Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by FNMA and FHLMC and whose claims paying ability is rated in the two highest rating categories by the Standard & Poor's Ratings Services, Moody's Investors Service, Inc. and Fitch Investors Service, Inc. with respect to primary mortgage insurance and in the two highest rating categories for general policyholder rating and financial performance index rating by Best's with respect to hazard and flood insurance.

  Rating Agencies: Standard & Poor's Ratings Services, a Division of McGraw Hill Companies, Inc. or, in the event that ownership of the Mortgage Loans is evidenced by mortgage backed securities, the nationally recognized - rating agencies issuing ratings with respect to such securities, if any.

  Reconstitution: As defined in Section 5.16.

  Reconstitution Agreement: As defined in Section 5.14.

  Refinanced Mortgage Loan: A Mortgage Loan (including an Equity Take Out Refinanced Mortgage Loan) which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

  REMIC: A "real estate mortgage investment conduit," as such term is defined in the Code.

  Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the unpaid principal balance ("UPB'') of the Mortgage Loan on the date of repurchase, plus (ii) interest on such outstanding principal balance at the Mortgage Interest Rate from The last date through which interest has been paid and distributed to the Purchaser through the last day of the month of repurchase, plus (iii) the Purchase Price premium, if any, multiplied by the UPB on the date of repurchase, plus (iv) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased

  SAIF: The Savings Association Insurance Fund, or any successor thereto.

  Seller; the Seller stated on the cover page of this Agreement, or any successor thereto pursuant to the terms hereof.

  Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the applicable Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

  Underwriting Guidelines: The underwriting guidelines of the Seller as approved by Purchaser, in effect at the time of origination of the related Mortgage Loans, a copy of which is attached as Exhibit C hereto. Any amendments to the 'Underwriting Guidelines shall be attached to the applicable Purchase Price and Terms Letter.

  PURCHASE OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF
  MORTGAGE FILES;
  BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

    Agreement to Purchase.

    The Seller agrees to sell and the Purchaser agrees to purchase from time to tune the Mortgage Loans having an aggregate principal balance on the applicable Cut-off bate in an amount as set forth in the related Purchase Price and Terns Letter, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on the applicable Closing Date. The Seller shall deliver the related Mortgage Loan Schedule for the Mortgage Loans to be purchased on the applicable Closing Date to the Purchaser at least four (4) Business Days prior to such Closing Date.

    Purchase Price.

    The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the related Purchase Price arid Terms Letter (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the applicable Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the applicable Cut-off Date, whether or not collected. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the applicable Cut-off Date. If so provided in the related Purchase Price and Terms Letter, portions of the Mortgage Loans shall be priced separately.

    In addition to the Purchase Price as described above, the Purchaser shall pay. to the Seller; at closing, accrued interest on the current principal amount of the Mortgage Loans as of the applicable Cut-off Date at the weighted average Mortgage Interest Rate of the Mortgage Loans. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to Purchaser on the applicable Closing Date by wire transfer of immediately available funds to an account specified in writing by the Purchaser,

    The Purchaser shall be entitled to (1) all scheduled principal due after the applicable Cut-off Date, (2) all other recoveries of principal collected on or after such Cut-off Date (provided, however, that all scheduled payments of principal due on or before such Cut-off Date and collected by the Seller or any successor servicer after such Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the applicable Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the applicable Cut-off Date is determined after application of payments of principal due on or before such Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to such Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the applicable Cut-off Date shall not be applied to the principal balance as of such Cutoff Date, Such prepaid amounts shall be the property of the purchaser, and shall be paid by the Seller to the Purchaser on the Closing Date as an adjustment to the Purchase Price.

    Record Title and Possession of Mortgage Files

    As of the applicable Closing Date, the Seller sells, transfers, sets over and conveys the Mortgage Loans to the Purchaser, without recourse, and the Seller hereby acknowledges that the Purchaser shall have subject to the terms of this Agreement, all the right, title and interest of the Seller in and to the Mortgage Loans. The delivery of the Mortgage Files shall be made to the Purchaser or its designee on the applicable Closing Date at the expense of the Seller. From the applicable Closing Date, the ownership of each related Mortgage Loan, including the Mortgage Note, the

    Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, shall be vested in the Purchaser- All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Seller shall be received and held by the Seller in trust for the benefit of the Purchaser as the owner of the Mortgage Loans.

    Books and Records.

    The sale of each Mortgage Loan has been reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

    Transfer of Mortgage Loans.

    The Purchaser may sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder unless a copy of an Assignment, Assumption and Recognition of this Agreement, mutually agreeable to the parties, executed by the transferee shall have been delivered to the Seller. The Purchaser also shall provide Seller with advance written notice of the transfer.

    Examination of Mortgage Files; Delivery of Mortgage Loan Documents.

    Prior to or following each Closing Date (as mutually agreed upon by the parties and specified in the applicable Purchase Price and Terms Letter), the Seller shall, at the Purchaser's option, (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser, or its designee, for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or its designee upon reasonable notice to the Seller and during normal business hours at a time acceptable to the Purchaser for purposes of ensuring that the Mortgage Loans have been underwritten in accordance with the Underwriting Guidelines and to ensure conformity with the terms of the related purchase Price and Terns Letter. If the Purchaser males such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loan does not so conform to the Underwriting Guidelines or the terms of the related Purchase Price and Terns Letter, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may, at the Purchaser's option, be replaced by a substitute Mortgage Loan which meets the requirements set forth in Section 3.03. If the Purchaser makes such examination after the related Closing Date and determines, in its sole discretion, that any Mortgage Loan does not so conform to the Underwriting Guidelines or the terms of the related Purchase Price and Terms Letter, Seller shall repurchase such Mortgage Loan(s), at the Repurchase, Price, promptly upon Purchaser's written notice. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided herein.

    No later than four (4) Business Days prior to each Closing Date, and notwithstanding the preceding paragraph, the related Mortgage Loan Documents enumerated as items (1), (2), (3), (4), (S), (6), (7), and (8) in Exhibit B hereto shall be delivered by the Seller to the Purchaser (or its designee pursuant to a bailee letter agreement). if the Seller cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the applicable Closing Date, the Seller shall, promptly upon receipt thereof and in any case not later than 90 days from such Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Seller is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 90 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Seller shall deliver such documents to the Purchaser, or its designee, within such time period as specified in an Officer's Certificate stating the date by which Seller expects to receive any missing documents sent for recording from the applicable recording office. In the event that documents have not been received by the date specified in the Officer's Certificate, a subsequent Officer's Certificate shall be delivered by such date specified in the prior Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Seller shall continue to use its best efforts to effect delivery within 180 days of the applicable Closing Date; provided however, that if delivery is not completed within 180 days of such Closing Date, at the Purchaser's option, the Seller will repurchase such Mortgage Loan in accordance with Section 3.03, or the Purchaser, in its sole discretion, will extend in writing the time period for Seller to effect delivery; and further provided that at the expiration of such extension, if the documents have not been received, Seller will repurchase such Mortgage Loan in accordance with Section 3.03.

    The Seller shall pay all initial recording fees for the Assignments of Mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. The Seller shall prepare, in recordable form, all Assignments of Mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. The Seller shall be responsible for recording the Assignments of Mortgage in accordance with and at the direction of the Purchaser.

    To the extent not delivered on the applicable Closing Date, the Seller shall provide a copy of the title insurance policy to the Purchaser or its designee within ninety (90) days of the applicable Closing Date.

    Closing.

    The closing for the purchase and sale of the Mortgage Loans shall take place on the applicable Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

    The closing for the Mortgage Loans to be purchased on each Closing Date shall be subject to each of the following conditions:

      at least two (2) Business Days prior to the applicable Closing Date, the Seller shall deliver to the Purchaser a magnetic diskette, or transmit by modern., a listing on a loan level basis of the information contained in the related Mortgage Loan Schedule;
      all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the applicable Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;
      the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents, in such forms as are agreed upon and acceptable to the Purchaser (including, but not limited to, completed original copies of all exhibits hereto, including but not limited to those set forth in clause (e) below), duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof, the Seller shall have delivered and released to the Purchaser (or its designee) on or prior to the applicable Closing Late all documents required pursuant to the terms of this Agreement; and
      the Seller shall have complied with all other terms and conditions of this Agreement and the related Purchase Price and Terms Letter.

  Subject to the foregoing conditions, the Purchaser shall pay to the Seller on the applicable Closing Date the Purchase Price for the related pool of Mortgage Loans, plus accrued interest pursuant to Section 2_02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

  REPRESENTATIONS AND WARRANTIES OF THE SELLER; REPURCHASE;
  REVIEW OF MORTGAGE LOANS

    Representations and Warranties of the Seller.

    The Seller represents. warrants and covenants to the Purchaser that as of each Closing Date or as of such date specifically provided herein:

      The Seller is duly organized, validly existing and in good standing under the laws of the state of its formation end has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required tinder applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Seller by any such state, and in any event such Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;
      The Seller has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted. has duly authorized the execution, delivery and performance of this Agreement and any agreements contemplated hereby, has duly executed and delivered this Agreement, and any agreements contemplated hereby, and this Agreement and each Assignment of Mortgage to the Purchaser and any agreement contemplated hereby, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;
      None of the execution and delivery of this Agreement, the origination of the Mortgage Loans by the Seller, the sale of the Mortgage loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Seller's charter or by laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject;
      There is no litigation, suit, proceeding or investigation pending or, to the Seller's knowledge, threatened, or any order or decree outstanding, with respect to the Seller which is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Seller;
      No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement, except for consents, approvals, authorizations and orders which have been obtained;
      The consummation of the transactions contemplated by this Agreement is in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to bulk transferor any similar statutory provisions in effect in any applicable jurisdiction;
      The Seller will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;
      Seller is an approved seller/servicer of residential fixed and adjustable rate mortgage loans for FNMA/FHLMC and HUD. The Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to FNMA/FHLMC and no event has occurred which would make Seller unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;
      The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's creditors;
      No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect, on the applicable Closing Date;
      The Seller has delivered to the Purchaser financial statements as to its last two complete fiscal years. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would lave a material adverse effect on its ability to perform its obligations under this Agreement;
      Except as disclosed in this Agreement, the Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans. Seller will pay any commission or compensation to any broker, investment banker, agent or other person that may be entitled thereto in connection with the sale of the Mortgage Loans.
    Representations and Warranties as to Individual Mortgage Loans.

    The Seller hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date, or such other date as specified, as follows;

      The information set forth in the related Mortgage Loan Schedule and the related magnetic tape(s) or diskette(s) is complete, true and correct;
      All payments due prior to the applicable Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan is not delinquent in payment mote than 30 days and has not been dishonored; the Seller has not advanced funds, or induced, solicited or .knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; there has been no more than one delinquency during the preceding twelve month period and such delinquency did not last more than 30 days.;
      There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance. premiums, water, sewer and municipal charges, leasehold payments or round rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;
      The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the teens thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;
      The Mortgage Note and the Mortgage are not subject to any right of rescission, set off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note Or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set off, counterclaim or defense, including the defense of usury, and no such right of rescission, set off, counterclaim or defense has been asserted with respect thereto, and the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;
      All buildings or other customarily insured improvements upon the Mortgaged Property, are insured by an insurer acceptable under the FNMA or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the FNMA or FHLMC Guides and by FNMA or FHLMC. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Seller and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to FNMA and FHLMC requirements. Such policy was issued by an insurer acceptable under FNMA or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;
      Any and all requirements of any federal, state or local law including, without limitation, usury, truth lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;
      The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;
      The Mortgage is a valid, subsisting, enforceable and perfected first or second lien on the Mortgaged Property, as specified in the applicable Purchase Price and Terms Letter and Mortgage Loan Schedule, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do riot adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal, (3) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and (4) if the Mortgage is a second lien pursuant to the applicable Purchase Price and Terns Letter and Mortgage Loan Schedule, the first lien on the Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first or second lien and first or second priority security interest, as specified in the applicable Purchase Price and Terms Letter and Mortgage Loan Schedule, on the property described therein, and the Seller has the full right to sell and assign the same to the Purchaser;
      The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy, insolvency and other laws of general application affecting the rights of creditors and the Seller has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Seller, the Mortgagor, or any other party involved in the origination of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on site or off site improvements and as to disbursements of any escrow funds therefor have been complied with, or a repair escrow has been established as permitted in the applicable Underwriting Guidelines. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;
      The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, except for the Assignments of Mortgage which have been sent for recording, and upon recordation the Seller will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note, and upon the sale of the Mortgage Loan to the Purchaser, the Seller will retain the Mortgage File or any part thereof with respect thereto not delivered to the purchaser or the Purchaser's designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment or pledge, and the Seller had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other patty, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the applicable Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Seller and the purchaser;
      The Mortgage Loan with respect to a first priority lien Mortgage is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC, issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j) (1), (2) and (3) above) the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Such lender's title insurance policy affirmatively insures ingress and egress and against encroachment by or upon the Mortgaged Property or any interest therein and contains any customary, environmental indemnity. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the purchaser or the assignment to the Purchaser of the Seller's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy.

      The Mortgage Loan with respect to a second priority lien Mortgage is covered by an ALTA lender's title insurance policy as described in the paragraph above, if such coverage is required pursuant to the Underwriting Guidelines;

      There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Seller nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;
      There are no mechanics', or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;
      Ali improvements subject to the Mortgage which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances; the Mortgaged Property is lawfully occupied under applicable law;
      The Mortgage Loan was originated by or for the Seller. The Mortgage Loan complies with all the terms, conditions and requirements of the Underwriting Guidelines in effect at the time of origination of such Mortgage Loan. The Mortgage Notes and Mortgages are on forms acceptable to FNMA or FHLMC. The Seller is currently selling loans to FNMA and/or FHLMC which are the same document forms as the Mortgage Notes and Mortgages (inclusive of any riders); the Mortgage Interest Rate is as set forth in the related Mortgage Loan Schedule (including in the case of adjustable rate Mortgage Loans, the interest rate and payment limitations set forth in the related Mortgage Loan Schedule), and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the originator at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged property is sold without the prior consent of the mortgagee thereunder. The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Seller's portfolio at the related Cut-off Date;
      The Mortgaged Property is not subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty and is in good repair. At origination of the Mortgage Loan there was, and there currently is, no proceeding Pending .for the. total or partial condemnation of the Mortgaged Property. There have not been any condemnation proceedings with respect to the Mortgaged Property and, to the best of Seller's knowledge, there are no such proceedings scheduled to commence at a future date;
      The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;
      If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;
      The Mortgage File contains an appraisal of the related Mortgaged Property, signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Seller, who had no interest, direct or indirect, in the Mortgaged Property, or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to FNMA or FHLMC and was made by a Qualified Appraiser;
      All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (I) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;
      The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;
      The Mortgagor has received all disclosure materials required by applicable law with respect to the making of the Mortgage Loan and has executed a statement acknowledging such receipt;
      Except as otherwise permitted in the Underwriting Guidelines, the Mortgage Loan does net contain "graduated payment" or "buydown" features;
      The Mortgagor is not in bankruptcy and, to the best of the Seller's knowledge, the Mortgagor is not insolvent; there exist no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgagor's credit standing or otherwise that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;
      The Mortgage Loans are either fixed or adjustable rate mortgage loans. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. Each Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in an-ears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. The Mortgage Interest Rate is adjusted, with respect to adjustable rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest ..125%), subject to the Mortgage Interest Rate Cap, the Maximum Mortgage Interest Rate and the Minimum Mortgage Interest Rate. The weighted average Mortgage Interest Rate is as set forth on the description of pool characteristics for the Mortgage Loans in the Purchase Price and Terms Letter. No Mortgage Loan contains terns or provisions which would result in negative amortization;
      Each Mortgage Note, each Mortgage, each Assignment of Mortgage and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the applicable Closing Date, delivered to the Purchaser or its designee, or its assignee;
      The origination, collection and servicing practices used by the Seller, with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and those mortgage servicing practices (including collection procedures) of prudent mortgage banking and mortgage lending institutions which service mortgage loans of the same type. With respect to escrow deposits and payments that the Seller is entitled to collect, all such payments are in the possession of, or under the control of, the Seller, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;
      None of the Mortgage Loans had a Loan-To-Value Ratio or a Combined Loan-To- Value Ratio greater than that set forth in the Underwriting Guidelines;
      Except for Mortgage Loans underwritten in accordance with the Lender Paid Mortgage Insurance Policy Program, if a Mortgage Loan has an LTV greater than 80%, the excess of the principal balance of the Mortgage Loan over 75% of the Appraised Value is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, or for any other reason under such coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage; Insurance Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such Primary Mortgage Insurance premium.
      The assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;
      Except with respect to Mortgage Loans secured by an interest in a leasehold estate, the Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two to four family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform with requirements acceptable to FNMA or FHLMC, or the Underwriting Guidelines, regarding such dwellings, or is located in a condominium or planned unit development project which has received project approval from FNMA or FHLMC. No residence or dwelling is a single parcel of real property with a cooperative housing corporation, a mobile home or a manufactured dwelling thereon. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination,, to the best of the Seller's knowledge, no portion of the Mortgaged Property is used for commercial purposes;
      As of the date of origination of the Mortgage Loan, the Mortgaged Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;
      There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; to the best of Seller's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full, all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;
      The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;
      Except as otherwise permitted in the Underwriting Guidelines with respect to "One-Time Close" products, no Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;
      The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan;
      Except as otherwise disclosed on the Mortgage Loan Schedule, none of the Mortgaged Properties is subject to a ground lease. With respect to any ground lease to which a Mortgaged Property may be subject such ground lease satisfies the requirements of the FNMA or FHLMC Guides.;
      The Mortgage Loan is a "qualified mortgage" within the meaning of Section $60G(a)(3) of the Code (without regard to Treasury Regulations 1.$60G 2(f) or any similar rule that provides that a defective obligation is a qualified mortgage for a temporary period);
      With respect to adjustable rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan unless otherwise indicated on and in conformity with the related Mortgage Loan Schedule.
    Repurchase; Substitution.

    It is understood and agreed that the representations, warranties and covenants set forth in Sections 2.05, 3.01 and 3.02 shall survive the sale of. the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations mid warranties and/or covenants that materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Seller shall have a period of thirty (30) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach- The Seller hereby covenants and agrees that if any such breach is not corrected or cured within such thirty (30) day period, the Seller shall, at the Purchaser's option and not later than sixty (60) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within thirty (30) days of the earlier of either discovery by or notice to the Seller of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Seller at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer into an account designated in writing by the Purchaser.

    Any substitute Mortgage Loan shall (a) have a principal balance at the time of substitution not in excess of the principal balance of the removed Mortgage Loan, (b) have a Mortgage Interest Rate not less than, and not more than one percentage point greater than, the Mortgage Interest Rate of the removed Mortgage Loan, (c) have a remaining term to stated maturity not later than, and not more than one year less than, the remaining term to stated maturity of the removed Mortgage Loan, (d) be, in the reasonable determination of the Purchaser, of the same type, quality and character (including location of the Mortgaged Property) as the removed Mortgage Loan as if the breach had not occurred, (e) have a Loan-to-Value Ratio, or Combined Loan-to-Value Ratio, at origination no greater than that of the removed Mortgage Loan and (f) be, in the reasonable determination of the Purchaser, in material compliance with the representations and warranties contained in Section 3.02 as of the date of substitution.

    The Seller shall amend the applicable Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any principal prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any principal prepayments made thereon during such month shall be the property of the Seller. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller; and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

    It is understood and agreed that the obligations of the Seller set forth in Section 2.05 and this Section 3.03 respectively, to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 4.01, constitute the sole remedies of the Purchaser respecting a breach of the aforementioned representations, warranties and covenants. If the Seller fails to cure, repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 4.01, that failure shall be an event of default and the Purchaser shall he entitled to pursue all remedies available to it under law and in equity. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Section 5.15.

    Repurchase of Convertible Mortgage Loans.

    In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Note to a fixed interest rate Mortgage Note, as provided in said Mortgage Note, then the Seller shall, prior to the effective date of said conversion, repurchase such Convertible Mortgage Loan from the Purchaser promptly.

    Repurchase of Mortgage Loans With Early Payment Defaults.

    If the related Mortgagor is thirty (30) days or more delinquent with respect to the Mortgage Loan's Monthly Payment before the expiration of the three (3) month period immediately following the applicable Closing Date, the Seller shall, upon the Purchaser's notice, promptly repurchase such Mortgage Loan from the Purchaser in at the Repurchase Price.

    Purchase Price Protection.

  With respect to any Mortgage Loan that prepays in full during the three (3) month period from and after the related Closing Date, the Seller shall reimburse the Purchaser the amount (if any) of the Purchase Price Premium paid by the Purchaser to the Seller, within thirty (30) days of such payoff.

  THE SELLER

    Indemnification.

    The Seller agrees to indemnify the Purchaser and its affiliates and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, arid any other costs, fees and expenses that the Purchaser or any of its affiliates may sustain in any way related to the breach of a representation, warranty or covenant set forth in Sections 2.05, 3.01 or 3.02 of this Agreement. The Seller shall immediately notify the Purchaser ii' a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Seller shall follow any written instructions received from the Purchaser in connection with such claim, The provisions of this Section 4_01 shall survive termination of this Agreement.

    Merger or Consolidation of the Seller.

    The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of tile state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

    Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Seller shall be a party, or any Person succeeding to the business of the Seller whether or not related to loan servicing, shall be the successor of the Seller hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first and second lien mortgage loans, and (iii) who is a FNMA or FHLMC approved seller/servicer in good standing.

    Limitation on Liability of the Seller and Others.

  Neither the Seller nor any of the officers, employees or agents of the Seller shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Seller or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement.

  MISCELLANEOUS PROVISIONS

    Amendment.

    This Agreement may be amended from time to time by the Seller and the Purchaser by written agreement signed by the Seller and the Purchaser.

    Recordation of Agreement.

    To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Seller's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

    Governing Law.

    This Agreement shall be governed by and construed in accordance with internal laws of the Commonwealth of Virginia without regard to conflict of laws principles. The parties hereby agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and/or the United States Federal Court for the District encompassing Virginia. The parties further agree not to raise any objection to venue of a court located in the Commonwealth of Virginia.

    Notices.

    Any demands, notices or other communications; permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

    (i) if to the Seller:

    (ii) if to the Purchaser:
    E*TRADE Bank
    671 North Glebe Road
    Arlington, VA 22203
    Attention: Vice President, Operations

    or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

    Severability of Provisions.

    Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of lava which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

    Exhibits.

    The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

    General Interpretive Principles.

    For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires;

    (i) the terms defined in this Agreement have the meanings assigned to them in thus Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

    (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

    (iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

    (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

    (v) the words "herein," "hereof," "hereunder," and other words of similar import refer to this Agreement as a whole and not to any particular provision;

    (vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

    (vii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

    Reproduction of Documents.

    This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro- card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence

    Recordation of Assignments of Mortgage.

    To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Seller at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser, at its sole option.

    Assignment

    The Purchaser shall have the right, without the consent of the Seller hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of- the Purchaser hereunder, and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans; provided that subsequent to any such assignment the Purchaser shall retain its rights to indemnification and repurchase hereunder. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

    No Partnership.

    Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Seller shall be rendered as an independent contractor and not as agent for Purchaser.

    Counterparts; Successors and Assigns.

    This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Seller shall not assign this Agreement without the prior written consent of the purchaser, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Seller and the Purchaser and their respective successors and assigns.

    Entire Agreement.

    This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

    No Solicitation.

    From and after each Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by the Seller, any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all tights and benefits relating to the solicitation of any Mortgagors to refinance any Mortgage Loans and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the applicable Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by or on behalf of the Seller or any affiliate of the Seller which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing, newspaper, radio and television advertisements shall not constitute solicitation under this Section 5.14. The Seller shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not an affiliate of the Seller.

    Termination.

    This Agreement may be terminated by either party upon thirty (30) days prior written notice.

    Cooperation of Seller with a Reconstitution.

The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the Closing Date, on one or more dates at the Purchaser's sole option, the Purchaser may effect a sale of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in ore or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser, any prospective purchaser, any master servicer or trustee and/or any issuer or other participant in such whole loan transfer or pass-through transfer with respect to all reasonable requests for due diligence; and (2) to restate in an assignment or similar agreement requested by the Purchaser the representations and warranties set forth in Section 3.01 of this Agreement as of the Reconstitution Date; provided that with respect to those representations and warranties that relate to delinquency or condition of the Mortgaged Property, the Seller shall represent and warrant as to the actual status thereof as of the Reconstitution Date. The Seller shall provide to the Purchaser and/or any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller, whether through letters of its auditors, opinions of counsel or otherwise, as the Purchaser or any such other participant shall reasonably request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller as are reasonably agreed upon by the Seller and the Purchaser or any such other participant. The Seller shall indemnify the Purchaser and Reconstitution Parties for the accuracy and completeness of all such information provided by or on behalf of the Seller. The Purchaser shall be responsible for the costs relating to the delivery of such information.

In the event the Seller has agreed to and does hold record title to the Mortgages prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank to the prospective purchaser, issuer or trustee, as applicable, from the Seller, acceptable to the prospective purchaser, issuer or trustee; as applicable, for each Mortgage Loan that is part of the whole loan or pass-through transfer and shall pay all preparation and initial recording costs associated therewith. In connection with the whole loan or pass-through transfer, and at the expense of Purchaser, the Seller shall execute each assignment of mortgage, track such assignments of mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, at the expense of Purchaser, the Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

All Mortgage Loans not sold or transferred pursuant to a whole loan or pass- through transfer shall remain subject to this Agreement and, if this Agreement shall remain in effect with respect to the related Mortgage Loans, shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of rile day and year first above written.

E*TRADE BANK, Purchaser

By: /s/ Matthew Geary

Matthew Geary
Director

E-LOAN, INC., Seller

By: /s/ Steven M. Majerus

Steven M. Majerus

V.P. Secondary Marketing

EXHIBIT A
MORTGAGE LOAN SCHEDULE

E-LOAN Jumbo Mixed Bulk 30 year & 15 year Loans

Loan# Int:Rate LoanAmt LTV CLTV FICO Purpose Prod Type Occupancy IMPOUNDS State 1st Payment Due ZipCd Origin PROP UNITS Doc Type MI Coverage DTI Property Ty

Loan level detailed determined at time of commitment.

EXHIBIT B
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items:

1. The original Mortgage Note endorsed "Pay to the order of , without recourse." and signed in the name of the Seller by an authorized officer, with all intervening endorsements showing, a complete chain of title from the. originator to the Seller, and all riders thereto. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to the [name of predecessor]". 1f the Mortgage Loan was acquired or originated by the Seller while doing business tinder another name, the endorsement must be by "[Seller] formerly known as [previous name]".

2. The original Mortgage (including all riders thereto) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Seller, of the original Mortgage together with a certificate of the Seller certifying that the original Mortgage has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

3. The original or certified to be true copy or if in electronic form on the related Mortgage Loan Schedule, the certificate number of the related policy, certified by the Seller, of the Primary Mortgage Insurance Or Lender Paid Mortgage Insurance Policy, if required.

4. The original Assignment prepared in blank, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording, or a copy certified by Seller as a true and correct copy of the original Assignment which has been sent for recordation- If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment must be by "[Seller] formerly known as [previous name]".

S. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title .from the originator to the Seller, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Seller of the original Assignment together with a certificate of the Seller certifying that the original Assignment has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Seller, of such original document together with certificate of Seller certifying the original of such document has been delivered for recording in the appropriate recording office of the jurisdiction in which the Mortgage Property is located.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument his been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located (or, in lieu thereof, a duplicate or conformed copy of such instrument, together with a certificate of receipt from the recording office, certifying that such copy represents a true and complete copy of the original and that such original has been or is currently submitted to be recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located), or if the original power of attorney or other such instrument has been delivered for recording in the appropriate public recording office of the jurisdiction in which the Mortgaged Property is located.

9. Mortgage Loan closing statement (Form HUD-1) and any other truth-in- lending or real estate settlement procedure forms required by law

10. Residential loan application.

11. Uniform underwriter and transmittal summary (FNMA Form 1008) or reasonable equivalent.

12. Credit report on the mortgagor.

13. Business credit report, if applicable.

14. Residential appraisal report and attachments thereto.

15. The original of any guarantee executed in connection with the Mortgage Note.

16. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, a)1 in accordance with Seller's underwriting guidelines.

17. Verification of acceptable evidence of source and amount of down payment, in accordance with Seller's underwriting guidelines.

18. Photograph of the Mortgaged Property (may be part of appraisal).

19. Survey of the Mortgaged Property, if any.

20. Sales contract, if applicable.

21. If available, termite report, structural engineer's report, water potability and septic certification.

22. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

23. With respect to each adjustable rate Mortgage Loan, a statement to the effect that the Mortgagor bass received all disclosure materials required by applicable law with respect to the making of adjustable rate Mortgage Loans.

EXHIBIT C
UNDERWRITING GUIDELINES AS OF INITIAL CLOSING DATE

[ ** ]

MORTGAGE LOAN PURCHASE and SALE AGREEMENT

Between

E*TRADE BANK, as Purchaser

And

E-LOAN, as Seller

Dated as of October 1, 2001

ARTICLE I DEFINITIONS *

Section 1.01 Defined Terms. *

ARTICLE II PURCHASE OF MORTGAGE LOANS; RECORD TITLE AND POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS *

Section 2.01 Agreement to Purchase. *

Section 2.02 Purchase Price. *

Section 2.03 Record Title and Possession of Mortgage Files *

Section 2.04 Books and Records. *

Section 2.05 Transfer of Mortgage Loans. *

Section 2.06 Examination of Mortgage Files; Delivery of Mortgage Loan Documents. *

Section 2.07 Closing. *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER; REPURCHASE; REVIEW OF MORTGAGE LOANS *

Section 3.01 Representations and Warranties of the Seller. *

Section 3.02 Representations and Warranties as to Individual Mortgage Loans. *

Section 3.03 Repurchase; Substitution. *

Section 3.04 Repurchase of Convertible Mortgage Loans. *

Section 3.05 Repurchase of Mortgage Loans With Early Payment Defaults. *

Section 3.06 Purchase Price Protection. *

ARTICLE IV THE SELLER *

Section 4.01 Indemnification. *

Section 4.02 Merger or Consolidation of the Seller. *

Section 4.03 Limitation on Liability of the Seller and Others. *

ARTICLE V MISCELLANEOUS PROVISIONS *

Section 5.01 Amendment. *

Section 5.02 Recordation of Agreement. *

Section 5.03 Governing Law. *

Section 5.04 Notices. *

Section 5.05 Severability of Provisions. *

Section 5.06 Exhibits. *

Section 5.07 General Interpretive Principles. *

Section 5.08 Reproduction of Documents. *

Section 5.09 Recordation of Assignments of Mortgage. *

Section 5.10 Assignment *

Section 5.11 No Partnership. *

Section 5.12 Counterparts; Successors and Assigns. *

Section 5.13 Entire Agreement. *

Section 5.14 No Solicitation. *

Section 5.15 Termination. *

Section 5.16 Cooperation of Seller with a Reconstitution. *

EXHIBIT A MORTGAGE LOAN SCHEDULE *

EXHIBIT B CONTENTS OF MORTGAGE FILE *

EXHIBIT C UNDERWRITING GUIDELINES AS OF INITIAL CLOSING DATE *